UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 12, 2008
Hanmi Financial Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30421 (Commission File Number)	95-4788120 (IRS Employer Identification No.)

3660 Wilshire Boulevard Los Angeles California (Address of Principal Executive Offices)	90010 (Zip Code)
Registrant’s telephone number, including area code: (213) 382-2200
Not applicable
(Former name of former address, if changed since last report)
     Check the appreciate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(a) and (d). Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 12, 2008, the Board of Directors of Hanmi Financial Corporation (“HFC”) nominated Mr. John Hall to the HFC and Hanmi Bank Boards. Mr. Hall’s appointment is subject to receipt of a notice of non disapproval from the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions. Subject to receipt of the proper regulatory notices, Mr. Hall will be appointed as a Class II director. Mr. Hall served as an examiner for Comptroller of the Currency, U. S. Treasury Department from 1974 to 2005. Mr. Hall received his commission as a National Bank Examiner and eventually served as an Examiner-in-Charge of many nation’s premier banks, such as Union Bank of California in San Francisco, Fleet Boston, and Treasury Bank in Los Angeles, Countrywide’s national bank subsidiary. In addition, Mr. Hall also served as the lead examiner for credit for Wells Fargo Bank. The Board has not yet determined what committees Mr. Hall will be appointed to. At such time as the committee assignments have been determined, HFC will file an amendment to this Form 8-K.
There are no arrangements or understandings between Mr. Hall and any other person pursuant to which Mr. Hall was appointed as director. There are no transactions in which they had an interest requiring disclosure under Item 404(a) of Regulation S-K.
A copy of the press release announcing Mr. Hall’s nomination is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
99.1	Press Release dated December 15, 2008, issued by Hanmi Financial Corporation

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2008	Hanmi Financial Corporation
	By:	/s/ Jay S. Yoo
Jay S. Yoo
President and Chief Executive Officer